As filed with the Securities and Exchange Commission on March 26, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0354549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(310) 536-2400

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

DaVita Retirement Savings Plan

DaVita Voluntary Deferral Plan

(Full title of the plans)

Corinna B. Polk, Esq.

DaVita Inc.

601 Hawaii Street

El Segundo, CA 90245

Telephone: (310) 536-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sharon R. Flanagan

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Telephone (415) 772-1200

Insert by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share and associated Common Stock Purchase Rights	715,000	$44.32(2)	$31,688,800(2)	$1,768
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$1,116

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the DaVita Retirement Savings Plan or the DaVita Voluntary Deferral Plan by reason of any stock split, recapitalization, or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Company’s Common Stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the DaVita Retirement Savings Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Company’s Common Stock on March 25, 2009, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the registration statement on Form S-8 will be sent or given to participants in the DaVita Retirement Savings Plan and the DaVita Voluntary Deferral Plan (collectively, the “Plans”) as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933 (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by DaVita Inc. (the “Company”) with the Commission are incorporated herein by reference:

(1)	The DaVita Retirement Savings Plan’s latest Annual Report on Form 11-K for its fiscal year ended December 31, 2007, filed with the Commission on June 25, 2008.

(2)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009.

(3)	The description of the common stock, $0.001 par value, of the Company (the “Common Stock”) contained in the Company’s Registration Statement on Form 8-A, filed October 21, 1995 and the description of the associated common stock purchase rights (“Common Stock Purchase Rights”) contained in the Company’s Registration Statement on Form 8-A, filed November 19, 2002, including any subsequent amendment or report to such registration statements filed for the purpose of updating either description.

(4)	All documents subsequently filed by the Company and by the Plans with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The deferred compensation obligations of the Company being registered herein (the “Deferred Compensation Obligations”) are issuable under the terms of the DaVita Voluntary Deferral Plan (the “Voluntary Deferral Plan”). The Deferred Compensation Obligations represent obligations of the Company to pay participants in the Voluntary Deferral Plan certain compensation amounts in the future that that the participants have elected to defer and that have been credited to a participant’s account under the Voluntary Deferral Plan.

The Voluntary Deferral Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management and other highly compensated employees of the Company. The Voluntary Deferral Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The Deferred Compensation Obligations are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, disability, death, or other termination of service. The Deferred Compensation Obligations are not convertible into any other security of the Company.

The obligation to pay the vested balance of a Voluntary Deferral Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of bankruptcy or insolvency. In addition, the right of the Company (and hence the rights of creditors of the Company, including participants in the Voluntary Deferral Plan) to participate in a distribution of the assets of a subsidiary of the Company upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary.

The Company has established an irrevocable rabbi trust for the benefit of participants in the Voluntary Deferral Plan. At the sole discretion of the Company’s Board of Directors, the Company shall contribute cash or other assets to the rabbi trust for the benefit of participants in the Voluntary Deferral Plan. Assets contained in the rabbi trust are specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency. Nothing in the Voluntary Deferral Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a participant or any other person, and each participant (or person claiming through him or her) will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations.

The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the Voluntary Deferral Plan based on elections by the participant. Amounts in a participant’s account will be indexed to one or more hypothetical investment funds individually chosen by a participant which are available under the Voluntary Deferral Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts credited to the account of or deferred by the participants, as applicable, are fully vested at the time of such deferral. There is no trading market for the Deferred Compensation Obligations.

The Voluntary Deferral Plan may be amended or modified at any time by the Company or terminated at any time by the Company’s Board of Directors. Generally, except for such modifications, limitations or restrictions as may otherwise be required by law, no such plan amendment, modification or termination shall adversely affect any amounts previously deferred under the Voluntary Deferral Plan, without the written consent of the applicable participant.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Deferred Compensation Obligations issuable under the DaVita Voluntary Deferral Plan has been passed upon by Jeffrey L. Miller, Deputy General Counsel to the Company. Mr. Miller participates in the DaVita Inc. 2002 Equity Compensation Plan and also owns shares of the Company’s common stock and options to purchase shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.

Article IX, Section 1 of the Company’s By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware General Corporation Law.

In accordance with the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.

In addition, the Company has agreed to indemnify some of its directors and officers to the maximum extent of the law pursuant to Employment or Indemnification Agreements.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Company will submit or has submitted the DaVita Retirement Savings Plan and any amendment to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the DaVita Retirement Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

4.1	Amended and Restated Certificate of Incorporation of Total Renal Care Holdings, Inc., or TRCH, dated December 4, 1995 (incorporated by reference to Exhibit 3.1 to the Company’s Transitional Report on Form 10-K for the transition period from June 1, 1995 to December 31, 1995, filed on March 18, 1996).

4.2	Certificate of Amendment of Certificate of Incorporation of TRCH, dated February 26, 1998 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998).

4.3	Certificate of Amendment of Certificate of Incorporation of DaVita Inc. (formerly Total Renal Care Holdings, Inc.), dated October 5, 2000 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 20, 2001).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of DaVita Inc., as amended dated May 30, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 6, 2007).

4.5	Amended and Restated Bylaws for DaVita Inc. dated as of March 2, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 8, 2007).

4.6	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 33-97618), filed on October 24, 1995).

4.7	Rights Agreement, dated as of November 14, 2002, between DaVita Inc. and the Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 19, 2002).

4.8	DaVita Retirement Savings Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-01620), filed on February 23, 1996).

4.9	DaVita Voluntary Deferral Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 8, 2005).

5.1	Opinion of Jeffrey L. Miller, Deputy General Counsel to the Company.

23.1	Consent of KPMG LLP.

23.2	Consent of Jeffrey L. Miller, Deputy General Counsel to the Company (included in Exhibit 5.1).

24	Powers of Attorney (included on the signature pages of this registration statement).

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on March 25, 2009.

DAVITA INC.

By:	/s/ Kent J. Thiry
Kent J. Thiry Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the DaVita Retirement Savings Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on March 25, 2009.

DAVITA RETIREMENT SAVINGS PLAN

By:	/s/ Steven Cooper
Steven Cooper Assistant General Counsel

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent J. Thiry and Corinna B. Polk, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kent J. Thiry Kent J. Thiry	Chairman and Chief Executive Officer (Principal Executive Officer)	March 25, 2009

/s/ Richard K. Whitney Richard K. Whitney	Chief Financial Officer (Principal Financial Officer)	March 25, 2009

/s/ James K. Hilger James K. Hilger	Vice President and Controller (Principal Accounting Officer)	March 25, 2009

/s/ Charles G. Berg Charles G. Berg	Director	March 25, 2009

/s/ Willard W. Brittain, Jr. Willard W. Brittain, Jr.	Director	March 25, 2009

/s/ Paul J. Diaz Paul J. Diaz	Director	March 25, 2009

/s/ Peter T. Grauer Peter T. Grauer	Director	March 25, 2009

/s/ John M. Nehra John M. Nehra	Director	March 25, 2009

/s/ William L. Roper William L. Roper	Director	March 25, 2009

/s/ Roger J. Valine Roger J. Valine	Director	March 25, 2009

/s/ Richard C. Vaughan Richard C. Vaughan	Director	March 25, 2009

9

Index to Exhibits

Exhibit	Description	Page Number

4.1	Amended and Restated Certificate of Incorporation of Total Renal Care Holdings, Inc., or TRCH, dated December 4, 1995 (incorporated by reference to Exhibit 3.1 to the Company’s Transitional Report on Form 10-K for the transition period from June 1, 1995 to December 31, 1995, filed on March 18, 1996).

4.2	Certificate of Amendment of Certificate of Incorporation of TRCH, dated February 26, 1998 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998).

4.3	Certificate of Amendment of Certificate of Incorporation of DaVita Inc. (formerly Total Renal Care Holdings, Inc.), dated October 5, 2000 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 20, 2001).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of DaVita Inc., as amended dated May 30, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 6, 2007).

4.5	Amended and Restated Bylaws for DaVita Inc. dated as of March 2, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 8, 2007).

4.6	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 33-97618), filed on October 24, 1995).

4.7	Rights Agreement, dated as of November 14, 2002, between DaVita Inc. and the Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 19, 2002).

4.8	DaVita Retirement Savings Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-01620), filed on February 23, 1996).

4.9	DaVita Voluntary Deferral Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 8, 2005).

5.1	Opinion of Jeffrey L. Miller, Deputy General Counsel to the Company.

23.1	Consent of KPMG LLP.

23.2	Consent of Jeffrey L. Miller, Deputy General Counsel to the Company (included in Exhibit 5.1).

24	Powers of Attorney (included on the signature pages of this registration statement).

10